FORM 8-A

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            RALSTON PURINA COMPANY
            (Exact Name of Registrant as specified in its charter)

                 Missouri                           43-0470580
     (State  of  Incorporation)          (I.R.S.  Employer Identification No.)

              One Checkerboard Square, St. Louis, Missouri  63164
              (Address of Principal Executive Offices, Zip Code)

If this Form relates to the registration of a class of debt securities and is to become effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [X]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box.
[  ]

       Securities to be registered pursuant to Section 12(b) of the Act:

     Title  of  each  class          Name  of  each  exchange  on  which
     to  be  so  registered          each  class  is  to  be  registered

     ___%  Exchangeable  Notes  due  2000          New  York  Stock  Exchange

  Securities to be registered pursuant to Section 12(g) of the Act:     None

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Item  1.  Description  of  Registrant's  Securities  to  be  Registered.
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The  material set forth in the section captioned "Description of the SAILS" in the Prospectus Supplement to the Prospectus dated July 11, 1997, filed as part of the Registrant's Form S-3 Registration Statement (Registration No. 333-27959) filed with the Securities and Exchange Commission on May 29, 1997, as amended, and the Form of Note filed as Exhibit 4(c) to Form S-3 Registration Statement (No. 333-27959), are incorporated herein by reference.

Item  2.  Exhibits.
-------------------

4. (i) Form of the Registrant's ____% Note due 2000, incorporated herein by reference from Exhibit 4(c) to the Registrant's Form S-3 Registration Statement (Registration No. 333-27959) filed with the Securities and Exchange Commission on May 29, 1997. (ii) Indenture dated as of May 26, 1995 between the Registrant and the First National Bank of Chicago is incorporated herein by reference from Exhibit 4(a) to the Registrant's Form S-3 Registration Statement (No. 33-59663) filed with the Securities and Exchange Commission on May 26, 1995. (iii) Form of Supplemental Indenture dated as of July 29, 1997, between the Registrant and the First National Bank of Chicago is incorporated herein by reference from Exhibit 4(b) to the Registrant's Form S-3 Registration Statement (Reg. No. 333-27959) filed with the S.E.C. on May 29, 1997.

                                   SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 18th day of July, 1997.

          RALSTON  PURINA  COMPANY


     By:  /s/James R. Elsesser
          James  R.  Elsesser
          Vice  President  and  Chief  Financial  Officer

Dated:  July  18,  1997

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